SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

EVANS & SUTHERLAND COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code) (801) 588-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 17, 2009, Evans & Sutherland Computer Corporation, a Utah corporation (“E&S”), completed the sale and lease-back financing transaction pursuant to the Purchase and Sale Agreement (the “Sale Agreement”) that was reported by E&S in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2009.  Pursuant to the Sale Agreement, at the closing E&S sold to Wasatch Research Park I, LLC, a Utah limited liability company (“Wasatch”), three buildings located in Salt Lake City, Utah, (the “Buildings”) together with all improvements thereon for a total purchase price in cash equal to $2,500,000 (the “Sale Transaction”).  In connection with the closing of the Sale Transaction, effective November 17, 2009, E&S entered into a Sublease Agreement (the “Sublease Agreement”), a Purchase Option Agreement (the “Option Agreement”) and a Marketing Agreement (the “Marketing Agreement”), each with Wasatch.

The Sublease Agreement provides that E&S will sublease the Buildings from Wasatch for a term of five (5) years following the closing of the Sale Transaction.  So long as E&S is not in default under the Sublease, E&S also has two (2) options to extend the term of the Sublease Agreement each for additional five (5) year period.  Triple net base rent under the Sublease Agreement is $41,761 per month, which represents $31,250 for the rent of the Buildings plus $10,511 due monthly under the University of Utah Research Park Master Form Lease Agreement dated April 1, 1988, as amended (the “Ground Lease”) whereby E&S has leased the real property occupied by the Buildings (the “Real Property”).  E&S is the original lessee under the Ground Lease and assigned its leasehold interest pursuant to the Ground Lease to Wasatch in the Sale Transaction.  The Sublease Agreement contains representations, warranties, covenants, restrictions and events of default customary for leasing arrangements of this nature.

The Option Agreement provides E&S the right to repurchase from Wasatch all of the Buildings or the single Building known as the Substation Building (the “Substation”) together with the leasehold interest in the Real Property at purchase prices set forth therein that increase over time depending upon when a repurchase occurs.  In the event that E&S exercises it’s right to repurchase only the Substation and subsequently sells the Substation to a third party, then E&S has agreed to pay to Wasatch a portion of the net sales proceeds received by E&S in the sale of the Substation to such third party.  E&S’ repurchase rights extend until the earlier of (a) the date that E&S no longer occupies any of the Buildings as a tenant under the Sublease Agreement; (b) the date that E&S is in default under the Sublease Agreement after any required notice and the expiration of any cure periods provided thereby; (c) the date that the Sublease Agreement terminates for any reason; (d) the date that E&S files for bankruptcy protection under any bankruptcy statute; or (e) July 31, 2014. Any repurchase of the Buildings under the Option Agreement is subject to approval by the University of Utah.

The Marketing Agreement provides that each of E&S and Wasatch will jointly market for sale and sell the Substation.  Under the Marketing Agreement, Wasatch shall pay all approved costs associated with the marketing of the Substation.  In the event that the Substation is sold during the term of the Marketing Agreement, the parties agreed to split the net proceeds of such sale, after payment of the out-of-pocket marketing costs paid by Wasatch, between E&S and Wasatch, with E&S receiving twenty-five percent (25%) of the net proceeds and Wasatch receiving seventy-five percent (75%) of the net proceeds. The term of the Marketing Agreement runs concurrent with the term of E&S’ repurchase rights under the Option Agreement.

The foregoing descriptions of the Sublease Agreement, the Option Agreement and the Marketing Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Sublease Agreement, the Option Agreement and the Marketing Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 and incorporated herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)         Exhibits

10.1	Sublease Agreement, made as of November 13, 2009, by and between Evans & Sutherland Computer Corporation and Wasatch Research Park I, LLC

10.2	Purchase Option Agreement, made as of November 13, 2009, by and between Evans & Sutherland Computer Corporation and Wasatch Research Park I, LLC

10.3	Marketing Agreement, made as of November 13, 2009, by and between Evans & Sutherland Computer Corporation and Wasatch Research Park I, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2009	EVANS & SUTHERLAND COMPUTER CORPORATION

	By:	/s/ Paul Dailey
Name: Paul Dailey
Its: Chief Financial Officer and Corporate Secretary